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                                                                    EXHIBIT 8(c)

                     AMENDMENT NO. 2 TO CUSTODIAN AGREEMENT
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          This Amendment, dated the 1st day of March, 1993, is entered into between THE PNC(R) FUND, a Massachusetts business trust (the "Fund"), and PNC BANK NATIONAL ASSOCIATION, a national banking association "Bank").

          WHEREAS, the Fund and Bank have entered into a Custodian Agreement dated as of October 4, 1989, as amended (the "Custodian Agreement"), pursuant to which the Fund appointed Bank to act as custodian for its investment portfolios;

          WHEREAS, the Fund desires to retain Bank to serve as the Fund's custodian with respect to shares of the North Carolina Municipal Money Market, Short-Term Bond, Intermediate-Term Bond, Small Cap Growth Equity and Core Equity Portfolios (the "Portfolios"), and any such future portfolio of the Fund as listed in Appendix B of the Custodian Agreement with respect to which it wants to appoint Bank to act as custodian under the Custodian Agreement;

          WHEREAS, Bank has notified the Fund that it wants to serve as custodian for the Portfolios and any such other future portfolio as listed in Appendix B; and

          WHEREAS, the Fund's Board of Trustees has approved this Amendment.

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          Paragraph 1 is amended and restated in full as follows:

          1.   Appointment.  The Fund hereby appoints Bank to act as custodian
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               of the securities, cash and other property belonging to each investment portfolio ("Portfolio") of the Fund for the period and on the terms set forth in this Agreement. Bank accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 21 of this Agreement. Bank agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. The Fund's shares, $.001 par value per share (the "Shares"), have been classified into different classes representing interests in the Fund's Money Market, Municipal Money Market, Government Money Market, Ohio Municipal Money Market, Pennsylvania Municipal Money Market, North Carolina Municipal Money Market, Managed Income, Tax-Free Income, Intermediate Government, Ohio Tax-Free Income, Pennsylvania Tax-Free Income, Short-Term Bond, Intermediate-Term Bond, Value Equity, Growth Equity, Index Equity, Small Cap Value Equity,
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               International Equity, Small Cap Growth Equity, Core Equity and
               Balanced Portfolios and such other classes as may be created in the future and listed in Appendix B hereto. The Fund may from time to time issue additional classes of Shares or classify and reclassify Shares of each such class. Bank shall identify to each such class property belonging to such class and in such reports, confirmations and notices to the Fund called for under this Agreement shall identify the class to which such report, confirmation or notice pertains.

     2.   Miscellaneous.  Except to the extent amended and supplemented hereby,
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          the Custodian Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended and supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

                                    THE PNC(R) FUND


[SEAL]                              By:_________________________
                                       Title:


                                    PNC BANK, NATIONAL ASSOCIATION


[SEAL]                              By:_________________________
                                        Title: